Exhibit 99.1

Pacific Premier Bancorp, Inc. Announces Fourth Quarter 2017 Results (Unaudited)

Fourth Quarter 2017 Summary

•	Net income of $16.2 million, or $0.36 per diluted share

•	Net income includes $5.6 million in deferred tax asset revaluation charges and $5.4 million in merger-related expense

•	ROAA of 0.87% and ROATCE of 10.48%

•	Efficiency ratio of 48.2%

•	Net interest margin of 4.56%

•	Tangible book value per share increased to $15.26, 6% higher than the third quarter of 2017

•	Completed the acquisition of Plaza Bancorp

•	New loan commitments of $648 million

•	Non-maturity deposits increased $797 million, to 82% of total deposits

Irvine, Calif., January 30, 2018 -- Pacific Premier Bancorp, Inc. (NASDAQ: PPBI) (the “Company”), the holding company of Pacific Premier Bank (the “Bank”), reported net income for the fourth quarter of 2017 of $16.2 million, or $0.36 per diluted share, compared with net income of $20.2 million, or $0.50 per diluted share, for the third quarter of 2017 and net income of $12.0 million, or $0.43 per diluted share, for the fourth quarter of 2016. Net income for the fourth quarter of 2017 includes a $5.6 million reduction in the net deferred tax asset, as a result of H.R.1, formerly known as the "Tax Cuts and Jobs Act", which was signed into law on December 22, 2017. Net income for the fourth quarter also includes $5.4 million of merger-related expense associated with the acquisition of Plaza Bancorp ("Plaza"), which closed on November 1, 2017.

For the three months ended December 31, 2017, the Company’s return on average assets was 0.87% and return on average tangible common equity was 10.48%. For the three months ended September 30, 2017, the return on average assets was 1.26% and the return on average tangible common equity was 15.02%. For the three months ended December 31, 2016, the return on average assets was 1.24% and the return on average tangible common equity was 14.17%.

Steven R. Gardner, Chairman, President and Chief Executive Officer of the Company, commented on the results, “We completed a very successful year in 2017, doubling the size of the Company, delivering a record level of earnings, and expanding our footprint across the Central Coast and Southern California. Our performance in 2017 reflects our ability to execute on what we believe are highly accretive acquisitions while also generating significant organic balance sheet growth.

“We continued to see positive trends throughout the Company, aided by the closing of our acquisition of Plaza Bancorp and the addition of their experienced team of commercial bankers. Excluding the merger-related expense and the deferred tax asset revaluation, our operating results reflect the benefit of improved economies of scale as we realized earnings per share of $0.56 and a return on average assets and return on average tangible common equity of 1.35% and 15.9%, respectively. In addition, during the fourth quarter of 2017, we generated $648 million in loan originations and had well balanced production with seven different lending areas contributing more than $50 million in new loan production.

“We believe 2018 will be another positive year for the Company, supported by the healthy economic conditions in our markets. As we approach the $10 billion asset threshold, we will continue to invest in the resources and personnel necessary to strengthen our infrastructure. With the operational integration of Plaza Bancorp largely completed, we will continue to look at other acquisition opportunities that can help us surpass the $10 billion threshold in a meaningful way, increase our scale and efficiencies, and further enhance the value of our franchise,” said Mr. Gardner.

FINANCIAL HIGHLIGHTS

	Three Months Ended
	December 31,	September 30,	December 31,
	2017	2017	2016
Financial Highlights	(dollars in thousands, except per share data)
Net income	$16,171	$20,232	$11,953
Diluted earnings per share	$0.36	$0.50	$0.43
Return on average assets	0.87%	1.26%	1.24%
Return on average tangible common equity (1)	10.48%	15.02%	14.17%
Net interest margin	4.56%	4.34%	4.59%
Cost of deposits	0.32%	0.28%	0.27%
Efficiency ratio (2)	48.2%	52.1%	50.9%
Total assets	$8,024,501	$6,532,334	$4,036,311
Tangible book value per share (1)	$15.26	$14.35	$12.51

(1) A reconciliation of the non-GAAP measures of average tangible common equity and tangible book value per share to the GAAP measures of common stockholders' equity and book value are set forth at the end of this press release.

(2) Represents the ratio of noninterest expense less other real estate owned operations, core deposit intangible amortization and merger-related expense to the sum of net interest income before provision for loan losses and total noninterest income, less gains/(loss) on sale of securities and gain/(loss) on sale of other real estate owned.

INCOME STATEMENT HIGHLIGHTS

Net Interest Income and Net Interest Margin

Net interest income totaled $78.2 million in the fourth quarter of 2017, an increase of $13.9 million, or 22%, from the third quarter of 2017. The increase in net interest income reflected higher average interest-earning assets of $927 million, primarily related to the acquisition of Plaza, which at acquisition added $1.1 billion of loans before purchase accounting adjustments, and organic loan growth from new loan originations and commitments of $648 million.

Net interest margin for the fourth quarter of 2017 was 4.56% compared with 4.34% from the third quarter of 2017. The increase was partially driven by higher loan accretion of $4.7 million, compared to $2.9 million of accretion income in the prior quarter. Excluding the impact of accretion, our core net interest margin, expanded 12 basis points to 4.26%, compared with 4.14% from the prior quarter as portfolio loan yields expanded by 18 basis points overall, primarily as a result of the acquisition of Plaza and, to a lesser extent, higher prepayment fees. Loan prepayments and deferred fees/costs contributed 6 basis points to the current quarter net interest margin compared to 2 basis point in the prior quarter. Partially offsetting these favorable increases was a 4 basis point increase in deposit costs to 32 basis points from 28 basis points, largely due to the addition of Plaza deposits, which had an average cost of 0.61%.

Net interest income for the fourth quarter of 2017 increased $35.9 million or 85% compared to the fourth quarter of 2016. The increase was primarily related to an increase in interest-earning assets of $3.1 billion, which resulted primarily from our organic loan growth since the end of the fourth quarter of 2016 and our acquisition of Plaza in the fourth quarter of 2017 and the acquisition of Heritage Oaks Bancorp ("Heritage Oaks") during the second quarter of 2017.

CONSOLIDATED AVERAGE BALANCES AND YIELD DATA

	Three Months Ended			Three Months Ended			Three Months Ended
	December 31, 2017			September 30, 2017			December 31, 2016
	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost
Assets	(dollars in thousands)
Cash and cash equivalents	$172,644	$333	0.77%	$167,745	$265	0.63%	$106,811	$103	0.38%
Investment securities	824,634	5,229	2.54	765,537	4,981	2.60	381,081	2,688	2.82
Loans receivable, net (1)	5,800,849	80,122	5.48	4,937,979	64,915	5.22	3,178,779	43,006	5.38
Total interest-earning assets	$6,798,127	$85,684	5.00%	5,871,261	70,161	4.74%	3,666,671	45,797	4.97%

Liabilities
Interest-bearing deposits	$3,591,132	$4,597	0.51%	$3,147,320	$3,557	0.45%	$1,979,240	$2,176	0.44%
Borrowings	492,850	2,917	2.35	399,206	2,313	2.30	190,761	1,317	2.75
Total interest-bearing liabilities	$4,083,982	$7,514	0.73%	$3,546,526	$5,870	0.66%	$2,170,001	$3,493	0.64%
Noninterest-bearing deposits	$2,152,455			$1,860,177			$1,200,536
Net interest income		$78,170			$64,291			$42,304
Net interest margin (2)			4.56%			4.34%			4.59%

(1) Average balance includes nonperforming loans and is net of deferred loan origination fees and unamortized discounts and premiums.
(2) Represents net interest income divided by average interest-earning assets.

Provision for Loan Losses

A provision for loan losses was recorded for the fourth quarter of 2017 in the amount of $2.2 million, compared with a provision for loan losses of $2.0 million in the prior quarter. Our provision for loan losses was primarily due to organic loan growth, and to a lesser extent, $392,000 of net charge-offs.

Noninterest income

Noninterest income for the fourth quarter of 2017 was $9.5 million, an increase of $1.2 million, or 15%, from the third quarter of 2017. The increase from the third quarter of 2017 was primarily due to a $2.4 million increase in other income, principally due to a $1.8 million increase in recoveries from pre-acquisition charged-off loans, partially offset by a $1.1 million decrease in net gain from the sale of investment securities when compared to the prior quarter.

During the quarter, the Bank sold $36 million of Small Business Administration ("SBA") loans for a gain of $2.8 million, compared with $31.9 million of SBA loans sold and a gain of $3.1 million in the prior quarter. Additionally, the Bank sold other loans during the quarter totaling $48.4 million for a net gain of $577,000.

Noninterest income for the fourth quarter of 2017 increased by $5.1 million, or 119%, compared to the fourth quarter of 2016. The increase was primarily related to a $3.7 million increase in other income, principally due to a $2.0 million increase in recoveries from pre-acquisition charged-off loans when compared to prior quarter, a $944,000 increase in gain on the sale of loans and a $858,000 increase in deposit fees. The Bank sold securities for a net loss of $252,000 in the fourth quarter of 2017, partially offsetting the increase.

	Three Months Ended
	December 31,	September 30,	December 31,
	2017	2017	2016
NONINTEREST INCOME	(dollars in thousands)
Loan servicing fees	$146	$276	$263
Deposit fees	1,288	1,117	430
Net gain from sales of loans	3,331	3,439	2,387
Net (loss) gain from sales of investment securities	(252)	896	—
Other income	4,938	2,493	1,238
Total noninterest income	$9,451	$8,221	$4,318

 Noninterest Expense

Noninterest expense totaled $49.9 million for the fourth quarter of 2017, an increase of $10.3 million, or 26%, compared with the third quarter of 2017. The increase was primarily driven by merger-related expense of $5.4 million in the fourth quarter of 2017 compared with $503,000 in the third quarter of 2017. Excluding merger-related expense, noninterest expense increased $5.4 million to $44.5 million, primarily attributed to the acquisition of Plaza as compensation and benefits, premises and occupancy, data processing and CDI amortization increased $4.2 million, $524,000, $416,000 and $350,000, respectively.

Noninterest expense grew by $24.5 million, or 97%, in comparison to the fourth quarter of 2016. The increase in expense was primarily related to the additional costs from the operations, personnel and branches retained from the acquisitions of Plaza and Heritage Oaks, combined with our continued investment in personnel to support our organic growth in loans and deposits.

	Three Months Ended
	December 31,	September 30,	December 31,
	2017	2017	2016
NONINTEREST EXPENSE	(dollars in thousands)
Compensation and benefits	$25,920	$21,707	$13,818
Premises and occupancy	4,540	4,016	2,531
Data processing	2,498	2,082	1,240
Other real estate owned operations, net	13	3	369
FDIC insurance premiums	499	379	320
Legal, audit and professional expense	1,924	1,978	892
Marketing expense	1,364	1,248	865
Office, telecommunications and postage expense	927	835	441
Loan expense	746	1,017	714
Deposit expense	1,478	1,655	1,388
Merger related expense	5,436	503	772
CDI amortization	2,111	1,761	525
Other expense	2,439	2,428	1,502
Total noninterest expense	$49,895	$39,612	$25,377

Income Tax

On December 22, 2017, “H.R.1”, formerly known as the “Tax Cuts and Jobs Act”, was signed into law. Among other items, H.R.1 reduces the federal corporate tax rate to 21% from the existing maximum rate of 35%, effective January 1, 2018. As a result, the Company concluded that this required the Company’s net deferred tax asset to be revalued at the new lower tax rate. The Company has performed an analysis and determined that the value of the net deferred tax asset will be reduced by $5.6 million, which has been included in the fourth quarter 2017 income tax provision.

For the fourth quarter of 2017, our effective tax rate was 38.6%, excluding the net deferred tax asset adjustment, compared with 34.4% and 37.7% for the third quarter of 2017 and fourth quarter of 2016, respectively. The increase in the effective tax rate from the third quarter of 2017 was the result of a $1.1 million favorable tax true-up related to the filing of our 2016 return.

BALANCE SHEET HIGHLIGHTS

Loans

Loans held for investment totaled $6.2 billion at December 31, 2017, an increase of $1.2 billion, or 24%, from September 30, 2017, and an increase of $3.0 billion, or 91%, from December 31, 2016. The increases were impacted by the acquisitions of Plaza and Heritage Oaks, as well as organic loan growth. The acquisition of Plaza added $1.1 billion of loans in the fourth quarter of 2017, and the acquisition of Heritage Oaks added $1.4 billion of loans in the second quarter of 2017, both before fair value adjustments. The total end of period weighted average interest rate on loans, excluding fees and discounts, at December 31, 2017 was 4.94%, compared to 4.81% at September 30, 2017 and December 31, 2016.

Loan activity during the fourth quarter of 2017 included organic loan originations and commitments of $648 million, an increase of $90.0 million or 16% compared to prior quarter and $263 million or 68% compared to the fourth quarter of 2016. The $648 million of new organic loan originations and commitments during the fourth quarter of 2017 included $139 million of commercial and industrial loans, $106 million of construction loans, $79.4 million of commercial real estate non-owner occupied loans, $65.5 million of franchise loans, $65.0 million of multifamily, $61.3 million of commercial real estate owner occupied loans, $58.3 million of SBA loans, $36.0 million of agribusiness loans and $24.6 million of consumer loans.

At December 31, 2017 our loans held for investment to deposit ratio was 101.8%, compared with 99.8% and 103.1% at September 30, 2017 and December 31, 2016, respectively.

	December 31,	September 30,	December 31,
	2017	2017	2016
	(dollars in thousands)
Business Loans:
Commercial and industrial	$1,086,659	$763,091	$563,169
Franchise	660,414	626,508	459,421
Commercial owner occupied	1,289,213	805,137	454,918
SBA	185,514	107,211	88,994
Agribusiness	116,066	86,466	—
Total business loans	3,337,866	2,388,413	1,566,502
Real Estate Loans:
Commercial non-owner occupied	1,243,115	1,098,995	586,975
Multi-family	794,384	797,370	690,955
One-to-four family	270,894	246,248	100,451
Construction	282,811	301,334	269,159
Farmland	145,393	140,581	—
Land	31,233	30,719	19,829
Total real estate loans	2,767,830	2,615,247	1,667,369
Consumer Loans:
Consumer loans	92,931	6,228	4,112
Gross loans held for investment	6,198,627	5,009,888	3,237,983
Plus: Deferred loan origination costs/(fees) and premiums/(discounts), net	(2,159)	(571)	3,630
Loans held for investment	6,196,468	5,009,317	3,241,613
Allowance for loan losses	(28,936)	(27,143)	(21,296)
Loans held for investment, net	$6,167,532	$4,982,174	$3,220,317

Loans held for sale, at lower of cost or fair value	$23,426	$44,343	$7,711

Asset Quality and Allowance for Loan Losses

At December 31, 2017, the allowance for loan losses was $28.9 million, compared to $27.1 million and $21.3 million at September 30, 2017 and December 31, 2016, respectively, with the increases driven principally by our organic loan growth. Loan loss provision for the quarter was $2.2 million while net charge-offs were $392,000.

The ratio of allowance for loan losses to total loans held for investment at December 31, 2017 was 0.47%, compared to 0.54% and 0.66% at September 30, 2017 and December 31, 2016, respectively. Under the guidance of ASC 820: Fair Value Measurements and Disclosures, the fair value discount on loans acquired through total bank acquisitions was $29.1 million, or 0.47% of total loans held for investment, as of December 31, 2017, compared to
$21.6 million, or 0.43% of total loans held for investment, as of September 30, 2017.

Nonperforming assets totaled $3.6 million, or 0.04% of total assets, at December 31, 2017, compared to $887,000, or 0.01% of total assets, at September 30, 2017. During the fourth quarter of 2017, nonperforming loans increased $2.8 million to $3.3 million, and other real estate owned decreased $46,000 to $326,000. Loan delinquencies increased to $10.1 million, or 0.16% of loans held for investment, compared to $3.6 million, or 0.07% of loans held for investment, at September 30, 2017, primarily due to loans acquired from Plaza.

	December 31,	September 30,	December 31,
	2017	2017	2016
Asset Quality	(dollars in thousands)
Nonaccrual loans	$3,284	$515	$1,141
Other real estate owned	326	372	460
Nonperforming assets	$3,610	$887	$1,601

Allowance for loan losses	$28,936	$27,143	$21,296
Allowance for loan losses as a percent of total nonperforming loans	881%	5,270%	1,866%
Nonperforming loans as a percent of loans held for investment	0.05%	0.01%	0.04%
Nonperforming assets as a percent of total assets	0.04%	0.01%	0.04%
Net loan charge-offs for the quarter ended	$392	$(39)	$2,601
Net loan charge-offs for quarter to average total loans, net	0.01%	—%	0.08%
Allowance for loan losses to loans held for investment (1)	0.47%	0.54%	0.66%
Delinquent Loans:
30 - 59 days	$5,964	$556	$122
60 - 89 days	1,056	1,423	71
90+ days (4)	3,039	1,629	639
Total delinquency	$10,059	$3,608	$832
Delinquency as a % of loans held for investment	0.16%	0.07%	0.03%

(1) 42% of loans held for investment include a fair value net discount of $29.1 million, as of December 31, 2017.

Investment Securities

Investment securities available for sale totaled $787 million at December 31, 2017, an increase of $83.5 million, or 12%, from September 30, 2017, and an increase of $406 million, or 107%, from December 31, 2016. The increase in the fourth quarter was primarily the result of purchases of approximately $130 million, partially offset by $20.4 million in sales, $22.4 million in principal payments/amortization/redemptions and a mark-to-market fair value adjustment of $3.2 million.

Deposits

At December 31, 2017, deposits totaled $6.1 billion, an increase of $1.1 billion, or 21%, from September 30, 2017 and $2.9 billion, or 93%, from December 31, 2016. At December 31, 2017, non-maturity deposits totaled $5.0 billion, an increase of $797 million, or 19%, from September 30, 2017 and $2.4 billion, or 95%, from December 31, 2016. The increases were primarily due to the acquisition of Plaza in the fourth quarter of 2017, which contributed $1.1 billion of deposits at the time of acquisition, before purchasing accounting adjustments and the acquisition of Heritage Oaks in the second quarter of 2017, which contributed $1.7 billion of deposits at the time of acquisition, before purchase accounting adjustments, as well as organic deposit growth.

The weighted average cost of deposits for the three month period ending December 31, 2017 was 0.32%, an increase from 0.28% for the third quarter of 2017 and from 0.27% for the fourth quarter of 2016. The increase from the third quarter was primarily a result of the acquisition of Plaza, which had an average cost of deposits of 0.61%.

	December 31,	September 30,	December 31,
	2017	2017	2016
Deposit Accounts	(dollars in thousands)
Noninterest-bearing checking	$2,226,848	$1,890,241	$1,185,768
Interest-bearing:
Checking	365,193	304,295	182,893
Money market/savings	2,409,007	2,009,781	1,202,361
Retail certificates of deposit	767,651	573,652	375,203
Wholesale/brokered certificates of deposit	317,169	240,184	199,356
Total interest-bearing	3,859,020	3,127,912	1,959,813
Total deposits	$6,085,868	$5,018,153	$3,145,581

Cost of deposits	0.32%	0.28%	0.27%
Noninterest-bearing deposits as a percent of total deposits	37%	38%	38%
Non-maturity deposits as a percent of total deposits	82%	84%	82%

Borrowings

At December 31, 2017, total borrowings amounted to $641 million, an increase of $179 million, or 39%, from September 30, 2017 and an increase of $244 million, or 61%, from December 31, 2016. Total borrowings for the quarter included $490 million of advances from the Federal Home Loan Bank of San Francisco and $105 million of subordinated debt. At December 31, 2017, total borrowings represented 8.0% of total assets, compared to 7.1% and 9.8%, as of September 30, 2017 and December 31, 2016, respectively.

Capital Ratios

At December 31, 2017, our ratio of tangible common equity to total assets was 9.42%, compared with
9.41% in the prior quarter, with our book value per share of $26.86 and tangible book value per share of $15.26, compared with tangible book value per share of $14.35 at September 30, 2017 and tangible book value per share of $12.51 at December 31, 2016.

At December 31, 2017, the Company had a ratio for tier 1 leverage capital of 10.70%, common equity tier 1 risk-based capital of 10.59%, tier 1 risk-based capital of 10.88% and total risk-based capital of 12.57%.

At December 31, 2017, the Bank exceeded all regulatory capital requirements with a ratio for tier 1 leverage capital of 11.68%, common equity tier 1 risk-based capital of 11.88%, tier 1 risk-based capital of 11.88% and total risk-based capital of 12.33%. These capital ratios exceeded the “well capitalized” standards defined by the federal banking regulators of 5.00% for tier 1 leverage capital, 6.5% for common equity tier 1 risk-based capital, 8.00% for tier 1 risk-based capital and 10.00% for total risk-based capital.

	December 31,	September 30,	December 31,
Capital Ratios	2017	2017	2016
Pacific Premier Bancorp, Inc. Consolidated
Tier 1 leverage ratio	10.70%	10.12%	9.78%
Common equity tier 1 risk-based capital ratio	10.59%	10.59%	10.17%
Tier 1 risk-based capital ratio	10.88%	10.94%	10.45%
Total risk-based capital ratio	12.57%	12.51%	12.77%
Tangible common equity ratio (1)	9.42%	9.41%	8.86%

Pacific Premier Bank
Tier 1 leverage ratio	11.68%	10.91%	10.94%
Common equity tier 1 risk-based capital ratio	11.88%	11.80%	11.70%
Tier 1 risk-based capital ratio	11.88%	11.80%	11.70%
Total risk-based capital ratio	12.33%	12.31%	12.34%

Share Data
Book value per share	$26.86	$24.44	$16.54
Shares issued and outstanding	46,245,050	40,162,026	27,798,283
Tangible book value per share (1)	$15.26	$14.35	$12.51
Closing stock price (2)	$40.00	$37.75	$35.35
Market Capitalization (3)	$1,849,802	$1,516,116	$982,669

(1) A reconciliation of the non-GAAP measures of tangible common equity and tangible book value per share to the GAAP measures of common stockholders' equity and book value per share is set forth below.

(2) As of the last trading day prior to period end.
(3) Dollars in thousands.

Conference Call and Webcast

The Company will host a conference call at 9:00 a.m. PT / 12:00 p.m. ET on January 30, 2018 to discuss its financial results. Analysts and investors may participate in the question-and-answer session. A live webcast will be available on the Webcasts page of the Company's investor relations website. An archived version of the webcast will be available in the same location shortly after the live call has ended. The conference call can be accessed by telephone at (866) 290-5977 and asking to be joined to the Pacific Premier Bancorp conference call. Additionally a telephone replay will be made available through February 6, 2018 at (877) 344-7529, conference ID 10115384.

About Pacific Premier

Pacific Premier Bancorp is the holding company for Pacific Premier Bank, one of the largest banks headquartered in Southern California with approximately $8.0 billion in assets. Pacific Premier Bank is a business bank primarily focused on serving small and middle market businesses in the counties of Orange, Los Angeles, Riverside, San Bernardino, San Diego, San Luis Obispo and Santa Barbara, California as well as Clark County, Nevada. Through its 33 depository branches, Pacific Premier Bank offers a diverse range of lending products including commercial, commercial real estate, construction, and SBA loans, as well as specialty banking products for homeowners associations and franchise lending nationwide.

FORWARD-LOOKING COMMENTS

The statements contained herein that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company including, without limitation, statements regarding the Company's growth, management of growth related expense and the impact of acquisitions. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management. The Company cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. These risks and uncertainties include, but are not limited to, the following: the strength of the United States economy in general and the strength of the local economies in which we conduct operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; inflation, interest rate, market and monetary fluctuations; the timely development of competitive new products and services and the acceptance of these products and services by new and existing customers; the willingness of users to substitute competitors’ products and services for the Company’s products and services; the impact of changes in financial services policies, laws and regulations (including the Dodd-Frank Wall Street Reform and Consumer Protection Act), tax laws and regulations and of governmental efforts to restructure the U.S. financial regulatory system; technological changes; the effect of acquisitions that the Company may make, if any, including, without limitation, the failure to achieve the expected revenue growth and/or expense savings from its acquisitions; changes in the level of the Company’s nonperforming assets and charge-offs; any oversupply of inventory and deterioration in values of California real estate, both residential and commercial; the effect of changes in accounting policies and practices, as may be adopted from time-to-time by bank regulatory agencies, the Securities and Exchange Commission (“SEC”), the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setters; possible other-than-temporary impairment of securities held by us; changes in consumer spending, borrowing and savings habits; the effects of the Company’s lack of a diversified loan portfolio, including the risks of geographic and industry concentrations; ability to attract deposits and other sources of liquidity; changes in the financial performance and/or condition of our borrowers; changes in the competitive environment among financial and bank holding companies and other financial service providers; unanticipated regulatory or judicial proceedings; and the Company’s ability to manage the risks involved in the foregoing. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the 2016 Annual Report on Form 10-K of Pacific Premier Bancorp, Inc. filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov).

The Company specifically disclaims any obligation to update any factors or to publicly announce the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.
Contact:

Pacific Premier Bancorp, Inc.

Steven R. Gardner
Chairman, President and Chief Executive Officer
949.864.8000

Ronald J. Nicolas, Jr.
Sr. Executive Vice President and Chief Financial Officer
949.864.8000

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(dollars in thousands)
(Unaudited)
	December 31,	September 30,	June 30,	March 31,	December 31,
ASSETS	2017	2017	2017	2017	2016
Cash and due from banks	$79,284	$35,713	$35,686	$13,425	$14,706
Interest-bearing deposits with financial institutions	120,780	85,649	193,595	87,088	142,151
Cash and cash equivalents	200,064	121,362	229,281	100,513	156,857
Interest-bearing time deposits with financial institutions	3,693	4,437	3,944	3,944	3,944
Investments held to maturity, at amortized cost	18,291	18,627	7,750	8,272	8,565
Investment securities available for sale, at fair value	787,429	703,944	703,083	435,408	380,963
FHLB, FRB and other stock, at cost	65,881	58,344	56,612	37,811	37,304
Loans held for sale, at lower of cost or fair value	23,426	44,343	6,840	11,090	7,711
Loans held for investment	6,196,468	5,009,317	4,858,611	3,385,697	3,241,613
Allowance for loan losses	(28,936)	(27,143)	(25,055)	(23,075)	(21,296)
Loans held for investment, net	6,167,532	4,982,174	4,833,556	3,362,622	3,220,317
Accrued interest receivable	27,053	20,527	20,607	13,366	13,145
Other real estate owned	326	372	372	460	460
Premises and equipment	53,155	45,725	45,342	11,799	12,014
Deferred income taxes, net	13,265	22,023	22,201	12,744	16,807
Bank owned life insurance	75,976	75,482	74,982	40,696	40,409
Intangible assets	43,014	33,545	35,305	8,942	9,451
Goodwill	493,329	371,677	370,564	102,490	102,490
Other assets	52,067	29,752	30,192	24,271	25,874
Total Assets	$8,024,501	$6,532,334	$6,440,631	$4,174,428	$4,036,311
LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Deposit accounts:
Noninterest-bearing checking	$2,226,848	$1,890,241	$1,810,047	$1,232,578	$1,185,768
Interest-bearing:
Checking	365,193	304,295	323,818	191,399	182,893
Money market/savings	2,409,007	2,009,781	2,006,131	1,273,917	1,202,361
Retail certificates of deposit	767,651	573,652	572,523	381,738	375,203
Wholesale/brokered certificates of deposit	317,169	240,184	233,912	217,441	199,356
Total interest-bearing	3,859,020	3,127,912	3,136,384	2,064,495	1,959,813
Total deposits	6,085,868	5,018,153	4,946,431	3,297,073	3,145,581
FHLB advances and other borrowings	536,287	382,173	397,267	311,363	327,971
Subordinated debentures	105,123	79,871	79,800	69,413	69,383
Accrued expenses and other liabilities	55,227	70,477	57,402	25,554	33,636
Total Liabilities	6,782,505	5,550,674	5,480,900	3,703,403	3,576,571
STOCKHOLDERS’ EQUITY:
Common stock	458	397	396	275	274
Additional paid-in capital	1,063,974	817,809	815,329	345,888	345,138
Retained earnings	177,149	160,978	140,746	126,570	117,049
Accumulated other comprehensive income (loss), net of tax (benefit)	415	2,476	3,260	(1,708)	(2,721)
TOTAL STOCKHOLDERS’ EQUITY	1,241,996	981,660	959,731	471,025	459,740
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$8,024,501	$6,532,334	$6,440,631	$4,174,428	$4,036,311

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2017	2017	2016	2017	2016
INTEREST INCOME
Loans	$80,122	$64,915	$43,006	$251,027	$157,935
Investment securities and other interest-earning assets	5,562	5,246	2,791	18,978	8,670
Total interest income	85,684	70,161	45,797	270,005	166,605
INTEREST EXPENSE
Deposits	4,597	3,557	2,176	13,371	8,391
FHLB advances and other borrowings	1,471	1,162	332	4,411	1,295
Subordinated debentures	1,446	1,151	985	4,721	3,844
Total interest expense	7,514	5,870	3,493	22,503	13,530
Net interest income before provision for loan losses	78,170	64,291	42,304	247,502	153,075
Provision for loan losses	2,185	2,049	2,054	8,640	8,776
Net interest income after provision for loan losses	75,985	62,242	40,250	238,862	144,299
NONINTEREST INCOME
Loan servicing fees	146	276	263	787	1,032
Deposit fees	1,288	1,117	430	3,809	1,697
Net gain from sales of loans	3,331	3,439	2,387	12,468	9,539
Net (loss) gain from sales of investment securities	(252)	896	—	2,737	1,797
Other income	4,938	2,493	1,238	11,313	5,537
Total noninterest income	9,451	8,221	4,318	31,114	19,602
NONINTEREST EXPENSE
Compensation and benefits	25,920	21,707	13,818	84,138	52,836
Premises and occupancy	4,540	4,016	2,531	14,742	9,838
Data processing	2,498	2,082	1,240	8,206	4,261
Other real estate owned operations, net	13	3	369	72	385
FDIC insurance premiums	499	379	320	2,151	1,545
Legal, audit and professional expense	1,924	1,978	892	6,101	3,041
Marketing expense	1,364	1,248	865	4,436	3,981
Office, telecommunications and postage expense	927	835	441	3,117	2,107
Loan expense	746	1,017	714	3,299	2,191
Deposit expense	1,478	1,655	1,388	6,240	4,904
Merger-related expense	5,436	503	772	21,002	4,388
CDI amortization	2,111	1,761	525	6,144	2,039
Other expense	2,439	2,428	1,502	8,102	7,067
Total noninterest expense	49,895	39,612	25,377	167,750	98,583
Net income before income taxes	35,541	30,851	19,191	102,226	65,318
Income tax	19,370	10,619	7,238	42,126	25,215
Net income	$16,171	$20,232	$11,953	$60,100	$40,103
EARNINGS PER SHARE
Basic	$0.37	$0.51	$0.44	$1.59	$1.49
Diluted	0.36	0.50	0.43	1.56	1.46
WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	43,797,403	39,709,565	27,394,737	37,705,556	26,931,634
Diluted	44,614,348	40,486,114	28,027,479	38,511,261	27,439,159

SELECTED FINANCIAL DATA

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCES AND YIELD DATA

	Three Months Ended			Three Months Ended			Three Months Ended
	December 31, 2017			September 30, 2017			December 31, 2016
	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost
Assets	(dollars in thousands)
Interest-earning assets:
Cash and cash equivalents	$172,644	$333	0.77%	$167,745	$265	0.63%	$106,811	$103	0.38%
Investment securities	824,634	5,229	2.54	765,537	4,981	2.60	381,081	2,688	2.82
Loans receivable, net (1)	5,800,849	80,122	5.48	4,937,979	64,915	5.22	3,178,779	43,006	5.38
Total interest-earning assets	6,798,127	85,684	5.00	5,871,261	70,161	4.74	3,666,671	45,797	4.97
Noninterest-earning assets	676,466			573,127			194,432
Total assets	$7,474,593			$6,444,388			$3,861,103
Liabilities and Equity
Interest-bearing deposits:
Interest checking	$328,938	$115	0.14%	$318,412	$107	0.13%	$177,787	$50	0.11%
Money market	2,077,823	2,404	0.46	1,802,834	1,763	0.39	1,105,701	1,001	0.36
Savings	222,344	76	0.14	211,404	68	0.13	101,170	38	0.15
Retail certificates of deposit	708,382	1,204	0.67	571,663	980	0.68	379,892	696	0.73
Wholesale/brokered certificates of deposit	253,645	798	1.25	243,007	639	1.04	214,690	391	0.72
Total interest-bearing deposits	3,591,132	4,597	0.51	3,147,320	3,557	0.45	1,979,240	2,176	0.44
FHLB advances and other borrowings	396,248	1,471	1.47	319,373	1,162	1.44	121,397	332	1.09
Subordinated debentures	96,602	1,446	5.99	79,833	1,151	5.77	69,364	985	5.68
Total borrowings	492,850	2,917	2.35	399,206	2,313	2.30	190,761	1,317	2.75
Total interest-bearing liabilities	4,083,982	7,514	0.73	3,546,526	5,870	0.66	2,170,001	3,493	0.64
Noninterest-bearing deposits	2,152,455			1,860,177			1,200,536
Other liabilities	76,982			61,604			31,963
Total liabilities	6,313,419			5,468,307			3,402,500
Stockholders' equity	1,161,174			976,081			458,603
Total liabilities and equity	$7,474,593			$6,444,388			$3,861,103
Net interest income		$78,170			$64,291			$42,304
Net interest margin (2)			4.56%			4.34%			4.59%
Ratio of interest-earning assets to interest-bearing liabilities			166.46%			165.55%			168.97%

(1) Average balance includes nonperforming loans and is net of deferred loan origination fees and unamortized discounts and premiums.
(2) Represents net interest income divided by average interest-earning assets.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
LOAN PORTFOLIO COMPOSITION
(dollars in thousands)

	December 31,	September 30,	June 30,	March 31,	December 31,
	2017	2017	2017	2017	2016

Business Loans:
Commercial and industrial	$1,086,659	$763,091	$733,852	$593,457	$563,169
Franchise	660,414	626,508	565,415	493,158	459,421
Commercial owner occupied	1,289,213	805,137	729,476	482,295	454,918
SBA	185,514	107,211	101,384	96,486	88,994
Agribusiness	116,066	86,466	98,842	—	—
Total business loans	3,337,866	2,388,413	2,228,969	1,665,396	1,566,502
Real Estate Loans:
Commercial non-owner occupied	1,243,115	1,098,995	1,095,184	612,444	586,975
Multi-family	794,384	797,370	746,547	682,237	690,955
One-to-four family	270,894	246,248	322,048	100,423	100,451
Construction	282,811	301,334	289,600	298,279	269,159
Farmland	145,393	140,581	136,587	—	—
Land	31,233	30,719	31,799	19,738	19,829
Total real estate loans	2,767,830	2,615,247	2,621,765	1,713,121	1,667,369
Consumer Loans:
Consumer loans	92,931	6,228	7,309	3,930	4,112
Gross loans held for investment	6,198,627	5,009,888	4,858,043	3,382,447	3,237,983
Plus: Deferred loan origination costs/(fees) and premiums/(discounts), net	(2,159)	(571)	568	3,250	3,630
Loans held for investment	6,196,468	5,009,317	4,858,611	3,385,697	3,241,613
Allowance for loan losses	(28,936)	(27,143)	(25,055)	(23,075)	(21,296)
Loans held for investment, net	$6,167,532	$4,982,174	$4,833,556	$3,362,622	$3,220,317

Loans held for sale, at lower of cost or fair value	$23,426	$44,343	$6,840	$11,090	$7,711

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
ASSET QUALITY INFORMATION
(dollars in thousands)

	December 31,	September 30,	June 30,	March 31,	December 31,
	2017	2017	2017	2017	2016
Asset Quality
Nonaccrual loans	$3,284	$515	$395	$513	$1,141
Other real estate owned	326	372	372	460	460
Nonperforming assets	$3,610	$887	$767	$973	$1,601

Allowance for loan losses	$28,936	$27,143	$25,055	$23,075	$21,296
Allowance for loan losses as a percent of total nonperforming loans	881%	5,270%	6,343%	4,498%	1,866%
Nonperforming loans as a percent of loans held for investment	0.05%	0.01%	0.01%	0.02%	0.04%
Nonperforming assets as a percent of total assets	0.04%	0.01%	0.01%	0.02%	0.04%
Net loan charge-offs (recoveries) for the quarter ended	$392	$(39)	$(76)	$723	$2,601
Net loan charge-offs (recoveries) for quarter to average total loans, net	0.01%	—%	—%	0.02%	0.08%
Allowance for loan losses to loans held for investment (1)	0.47%	0.54%	0.52%	0.68%	0.66%
Delinquent Loans:
30 - 59 days	$5,964	$556	$600	$117	$122
60 - 89 days	1,056	1,423	1,965	—	71
90+ days (4)	3,039	1,629	454	360	639
Total delinquency	$10,059	$3,608	$3,019	$477	$832
Delinquency as a % of loans held for investment	0.16%	0.07%	0.06%	0.01%	0.03%

(1) 42% of loans held for investment include a fair value net discount of $29.1 million, as of December 31, 2017.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
GAAP RECONCILIATIONS
(dollars in thousands, except per share data)
For periods presented below, return on average tangible common equity and adjusted return on average tangible common equity are non-GAAP financial measures derived from GAAP-based amounts. We calculate these figures by excluding CDI amortization expense and exclude the average CDI and average goodwill from the average stockholders' equity during the period. Management believes that the exclusion of such items from these financial measures provides useful information to gain an understanding of the operating results of our core business. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these adjusted measures, this presentation may not be comparable to other similarly titled adjusted measures reported by other companies.

	Three Months Ended
	December 31,	September 30,	December 31,
	2017	2017	2016
Net income	$16,171	$20,232	$11,953
Plus CDI amortization expense	2,111	1,761	525
Less CDI amortization expense tax adjustment	815	606	198
Net income for average tangible common equity	$17,467	$21,387	$12,280

Average stockholders' equity	$1,161,174	$976,081	$458,603
Less average CDI	40,274	34,699	9,788
Less average goodwill	454,362	371,651	102,068
Average tangible common equity	$666,538	$569,731	$346,747

Return on average equity	5.57%	8.29%	10.43%
Return on average tangible common equity	10.48%	15.02%	14.17%

Tangible common equity to tangible assets (the "tangible common equity ratio") and tangible book value per share are non-GAAP financial measures derived from GAAP-based amounts. We calculate the tangible common equity ratio by excluding the balance of intangible assets from common stockholders' equity and dividing by tangible assets. We calculate tangible book value per share by dividing tangible common equity by common shares outstanding, as compared to book value per share, which we calculate by dividing common stockholders' equity by shares outstanding. We believe that this information is consistent with the treatment by bank regulatory agencies, which exclude intangible assets from the calculation of risk-based capital ratios. Accordingly, we believe that these non-GAAP financial measures provide information that is important to investors and that is useful in understanding our capital position and ratios. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these measures, this presentation may not be comparable to other similarly titled measures reported by other companies.

	December 31,	September 30,	June 30,	March 31,	December 31,
	2017	2017	2017	2017	2016
Total stockholders' equity	$1,241,996	$981,660	$959,731	$471,025	$459,740
Less intangible assets	536,343	405,222	405,869	111,432	111,941
Tangible common equity	$705,653	$576,438	$553,862	$359,593	$347,799

Book value per share	$26.86	$24.44	$23.96	$16.88	$16.54
Less intangible book value per share	11.60	10.09	10.13	4.00	4.03
Tangible book value per share	$15.26	$14.35	$13.83	$12.88	$12.51

Total assets	$8,024,501	$6,532,334	$6,440,631	$4,174,428	$4,036,311
Less intangible assets	536,343	405,222	405,869	111,432	111,941
Tangible assets	$7,488,158	$6,127,112	$6,034,762	$4,062,996	$3,924,370

Tangible common equity ratio	9.42%	9.41%	9.18%	8.85%	8.86%